First Cal 8-K

Exhibit 99.1

For further Information:

At the Company: At PondelWilkinson: Ron Santarosa Robert Jaffe 805-322-9333 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA REPORTS 2010 THIRD QUARTER RESULTS

WESTLAKE VILLAGE, Calif., October 21, 2010 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported consolidated financial results for the third quarter ended September 30, 2010.  The company also announced that it will host a conference call later today at 11 a.m. Pacific (2:00 p.m. Eastern) to review its financial results.

For the 2010 third quarter, net income was $64,000 versus a net loss of $136,000 for the same quarter of the prior year.  Preferred dividends were $312,500 for both the third quarter of 2010 and 2009.  Net loss available to common shareholders was $248,500, or $0.01 per share, compared with $448,500, or $0.04 per share, for the 2009 third quarter.

“During the third quarter, we continued to grow our top line revenue, improved our net interest margin and lowered operating expenses,” said C. G. Kum, President and Chief Executive Officer.  “Given current economic conditions, our focus remains on making sound, safe business decisions and building our brand to position First California for the eventual return to a more normal business environment.”

2010 Third Quarter Financial Highlights:

▪	Net interest income grew 3 percent to $11.1 million from $10.8 million for the 2010 second quarter;

▪	Net interest margin rose to 3.46 percent from 3.40 percent for the 2010 second quarter;

▪	Operating expenses declined $783,000 to $9.1 million from $9.9 million for the 2010 second quarter;

▪	The allowance for loan losses was $16.5 million, comparable to the 2010 second quarter;

▪	Core deposits remained strong at 77 percent of total deposits at September 30, 2010;

▪	Tangible book value per common share increased slightly to $3.65 at September 30, 2010 from $3.64 at June 30, 2010.

Asset Quality

Nonaccrual loans increased to $22.4 million at September 30, 2010 from $13.2 million at June 30, 2010.  The increase primarily reflects the addition of two loans representing the bank’s participation in shared national credits, aggregating $12.4 million; and a reduction from the full payment received on a $4.5 million completed residential construction loan.  Since year-end 2009 however, nonaccrual loans declined $17.6 million from $40.0 million at December 31, 2009.

Foreclosed properties at the end of the 2010 third quarter were about the same as the 2010 second quarter at $27.9 million as sales approximated additions.  At year-end 2009, foreclosed properties were $4.9 million; the increase primarily occurred in the 2010-second quarter with the addition of a completed commercial construction project.  Non-performing assets (foreclosed properties, nonaccrual loans and loans 90 days past due and accruing) to total assets was 3.36 percent at September 30, 2010 compared with 2.82 percent at June 30, 2010 and 3.09 percent at December 31, 2009.

The allowance for loan losses stood at $16.5 million at the end of the 2010 third quarter compared with $16.4 million at the end of the 2010 second quarter.  As a percentage of total loans, the allowance was 1.80 percent of

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total loans at the end of the 2010 third quarter and 1.85 percent at the end of the 2010 second quarter.  At year-end 2009, the allowance was $16.5 million, or 1.76 percent of total loans.

The provision for loan losses increased to $3.6 million for the 2010 third quarter from $1.8 million for the second quarter of 2010.  Net loan charge-offs also increased to $3.6 million for the 2010 third quarter from $912,000 for the 2010 second quarter.  Net loan charge-offs for the 2010 third quarter include a $3.4 million charge-off on a $15.0 million shared national credit of which $12.2 million was outstanding before the charge-off.

“While the addition of the shared national credits to our non-performing assets was disappointing, I am pleased with the continued improvement in the asset quality trends in the balance of the loan portfolio,” Kum said.

Financial Results

For the 2010 third quarter, net interest income before the provision for loan losses increased 3 percent to $11.1 million from $10.8 million for the 2010 second quarter.  Net interest margin (on a taxable equivalent basis) was 3.46 percent for the 2010 third quarter compared with 3.40 percent for the 2010 second quarter.  The increase in the net interest income and net interest margin principally reflects the shift to higher-yielding loans from lower-yielding securities, the decline in cost of interest-bearing liabilities and the decline in average nonaccrual loans.

Operating expenses for the 2010 third quarter declined $783,000, or 8 percent, to $9.1 million from $9.9 million for the 2010 second quarter.  Operating expenses exclude intangible amortization and foreclosed property gains, losses and expenses.  The decline reflects a reduction in personnel and lower professional service fees attendant to problem asset resolution.  The company reduced its workforce of full-time employees to 235 at September 30, 2010 from 245 at June 30, 2010.

Pre-tax, pre-provision earnings increased $1.0 million, or 64 percent, to $2.7 million for the 2010 third quarter from $1.7 million for the 2010 second quarter.  Pre-tax, pre-provision earnings exclude gains on securities transactions and asset quality charges (provision for loan losses, securities impairment and foreclosed property gains, losses and expenses).  2010 third quarter results included securities gains of $1.2 million, foreclosed property gains, losses and expenses of $185,000 and securities impairment of $23,000.

At September 30, 2010, loans increased to $918.7 million from $891.5 million at June 30, 2010.  The increase reflects the purchase of $24.2 million of recently originated home mortgage loans at the end of the quarter.  In addition, the bank purchased in the 2010 fourth quarter another $28.3 million portfolio of home mortgages.  The company anticipates the addition of these higher-yielding loan assets will continue to benefit the net interest margin and diversify the credit risk concentrations of the loan portfolio.

Securities were $272.4 million at the end of the 2010 third quarter, down from $286.1 million at the end of the 2010 second quarter.

Deposits as of September 30, 2010 were $1.09 billion, about the same as at the end of the 2010 second quarter.

Capital Resources

Shareholders’ equity was $198.3 million at the close of the 2010 third quarter compared with $198.4 million at June 30, 2010.  The company’s book value per common share was $6.17 at September 30, 2010 compared with $6.18 at June 30, 2010.  Tangible book value per common share was $3.65 at September 30, 2010 compared with $3.64 at June 30, 2010.

At September 30, 2010, First California’s preliminary total risk-based and leverage capital ratios were 16.91 percent and 11.49 percent, respectively.  At the end of the 2010 second quarter, the total risked-based capital ratio was 17.33 percent and the leverage capital ratio was 11.62 percent.  The company’s ratio of tangible common equity to tangible assets was 7.19 percent at quarter end and 7.42 percent at the end of the 2010 second quarter.  Total assets were $1.50 billion at September 30, 2010 compared with $1.45 billion at June 30, 2010.

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Kum concluded: “During the quarter, we recorded strong growth to our pre-tax, pre-provision earnings and added quality loan assets.  We continue to deploy liquidity into higher yielding assets, which will provide an improved net interest margin and operating performance in the fourth quarter and future periods.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  This information is being provided in response to market participant interest in this financial metric.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to GAAP financial measure is provided as an attachment to the financial tables.

Conference Call and Webcast

First California will hold a conference call today, October 21, 2010 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the company’s 2010 third quarter and year-to-date financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available through November 5, 2010 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 445434.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 31 years of business in 2010, First California is a regional force of strength and stability in Southern California banking with assets of $1.50 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California

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cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results
(in thousands except for share data and ratios)
As of or for the quarter ended	30-Sep-10	30-Jun-10	31-Mar-10	31-Dec-09	30-Sep-09

Income statement summary
Net interest income	$11,107	$10,806	$10,673	$11,091	$11,396
Service charges, fees & other income	1,116	1,133	1,079	1,232	1,291
Operating expenses	9,083	9,866	9,422	10,372	10,684
Provision for loan losses	3,618	1,766	1,754	6,350	4,117
Foreclosed property (gain)/loss & expense	185	(223)	78	1,121	193
Amortization of intangible assets	416	417	416	416	417
Gain on securities transactions	1,204	130	132	2,159	1,639
Impairment loss on securities	23	-	18	942	-
Income (loss) before tax	102	243	196	(4,719)	(1,085)
Tax expense (benefit)	38	96	79	(1,855)	(949)
Net income (loss)	$64	$147	$117	$(2,864)	$(136)

Balance sheet data
Total assets	$1,498,932	$1,452,999	$1,440,267	$1,459,821	$1,469,628
Shareholders' equity	198,284	198,384	196,835	157,226	161,058
Common shareholders' equity	173,770	173,985	172,550	133,056	137,002
Earning assets	1,283,963	1,275,540	1,278,641	1,308,628	1,304,625
Loans	918,708	891,541	919,304	939,246	940,852
Securities	272,381	286,100	293,081	349,645	302,378
Federal funds sold & other	92,874	97,899	66,166	19,737	61,395
Interest-bearing funds	985,194	906,883	929,495	977,358	1,002,776
Interest-bearing deposits	780,402	751,354	769,229	807,105	827,036
Borrowings	178,000	128,750	133,500	143,500	149,000
Junior subordinated debt	26,792	26,779	26,766	26,753	26,740
Goodwill and other intangibles	71,052	71,468	71,884	72,301	72,717
Deposits	1,089,366	1,092,457	1,075,495	1,124,715	1,125,031

Asset quality data & ratios
Loans past due 30 to 89 days & accruing	$2,003	$1,078	$2,520	$14,592	$7,314
Loans past due 90 days & accruing	-	-	-	200	2,970
Nonaccruing loans	22,398	13,192	37,034	39,958	39,330
Total past due & nonaccrual loans	$24,401	$14,270	$39,554	$54,750	$49,614

Foreclosed property	$27,906	$27,850	$5,997	$4,893	$6,120

Net loan charge-offs	$3,570	$912	$2,661	$1,981	$3,935
Allowance for loan losses	$16,500	$16,452	$15,598	$16,505	$12,137
Allowance for loan losses to loans	1.80%	1.85%	1.70%	1.76%	1.29%

Common shareholder data
Basic earnings (loss) per common share	$(0.01)	$(0.01)	$(0.02)	$(0.27)	$(0.04)
Diluted earnings (loss) per common share	$(0.01)	$(0.01)	$(0.02)	$(0.27)	$(0.04)
Book value per common share	$6.17	$6.18	$6.12	$11.45	$11.78
Tangible book value per common share	$3.65	$3.64	$3.57	$5.23	$5.53
Shares outstanding	28,174,076	28,175,564	28,182,048	11,622,893	11,626,213
Basic weighted average shares	28,174,092	28,181,602	12,910,057	11,625,386	11,630,928
Diluted weighted average shares	28,174,092	28,181,602	12,910,057	11,625,386	11,630,928

Selected ratios
Return on average assets	0.00%	0.04%	0.03%	-0.77%	-0.04%
Return on average equity	0.03%	0.30%	0.28%	-7.08%	-0.34%
Equity to assets	13.23%	13.65%	13.67%	10.77%	10.96%
Tangible equity to tangible assets	8.91%	9.19%	9.13%	6.12%	6.32%
Tangible common equity to tangible assets	7.19%	7.42%	7.36%	4.38%	4.60%
Efficiency ratio	75.97%	81.82%	80.99%	100.91%	85.73%
Net interest margin (tax equivalent)	3.46%	3.40%	3.39%	3.35%	3.50%
Total risk-based capital ratio:
First California Bank	16.33%	16.66%	16.38%	12.17%	11.62%
First California Financial Group, Inc.	16.91%	17.33%	17.08%	12.69%	12.47%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

(in thousands, except per share data)
Interest income:
Interest and fees on loans	$13,075	$13,331	$38,881	$39,144
Interest on securities	1,529	2,819	4,626	9,847
Interest on federal funds sold and interest bearing deposits	70	78	149	368
Total interest income	14,674	16,228	43,656	49,359
Interest expense:
Interest on deposits	1,897	2,938	5,953	9,519
Interest on borrowings	1,232	1,455	3,801	4,512
Interest on junior subordinated debentures	438	439	1,316	1,365
Total interest expense	3,567	4,832	11,070	15,396
Net interest income before provision for loan losses	11,107	11,396	32,586	33,963
Provision for loan losses	3,618	4,117	7,138	10,296
Net interest income after provision for loan losses	7,489	7,279	25,448	23,667
Noninterest income:
Service charges on deposit accounts and other banking-related fees	932	1,111	2,835	3,199
Loan sales and commissions	10	22	26	76
Net gain on sale of securities	1,204	1,639	1,466	4,310
Impairment loss on securities	(23)	-	(41)	(565)
Market gain on foreclosed assets	-	-	691	-
Other income	174	158	467	565
Total noninterest income	2,297	2,930	5,444	7,585
Noninterest expense:
Salaries and employee benefits	4,420	5,011	14,279	16,032
Premises and equipment	1,576	1,558	4,630	4,871
Data processing	607	862	1,800	1,812
Legal, audit and other professional services	445	541	1,216	1,758
Printing, stationery and supplies	69	197	194	600
Telephone	193	237	630	764
Directors’ fees	101	142	335	398
Advertising, marketing and business development	194	245	706	1,144
Postage	55	39	158	190
Insurance and assessments	797	849	2,377	2,504
Loss on and expense of foreclosed property	185	193	731	442
Amortization of intangible assets	416	417	1,249	1,210
Market loss on loans held-for-sale	-	-	-	709
Other expenses	626	1,003	2,046	2,513
Total noninterest expense	9,684	11,294	30,351	34,947
Income (loss) before provision for income taxes	102	(1,085)	541	(3,695)
Provision (benefit) for income taxes	38	(949)	213	(1,898)
Net income (loss)	$64	$(136)	$328	$(1,797)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands)	September 30,	December 31,
	2010	2009

Cash and due from banks	$73,028	$26,757
Interest bearing deposits with other banks	92,874	19,737
Securities available-for-sale, at fair value	272,381	349,645
Loans, net	902,208	922,741
Premises and equipment, net	19,973	20,286
Goodwill	60,720	60,720
Other intangibles, net	10,332	11,581
Deferred tax assets, net	3,520	6,046
Cash surrender value of life insurance	12,122	11,791
Foreclosed property	27,906	4,893
Accrued interest receivable and other assets	23,868	25,624

Total assets	$1,498,932	$1,459,821

Non-interest checking	$308,964	$317,610
Interest checking	71,224	82,806
Money market and savings	382,482	339,750
Certificates of deposit, under $100,000	72,114	116,012
Certificates of deposit, $100,000 and over	254,582	268,537
Total deposits	1,089,366	1,124,715

Federal Funds purchased	15,000	-
Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	118,000	98,500
Junior subordinated debentures	26,792	26,753
Accrued interest payable and other liabilities	6,490	7,627

Total liabilities	1,300,648	1,302,595

Total shareholders’ equity	198,284	157,226

Total liabilities and shareholders’ equity	$1,498,932	$1,459,821

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	9/30/2010	12/31/2009

Total shareholders' equity	$198,284	$157,226
Less: Goodwill and intangible assets	(71,052)	(72,301)
Tangible equity	127,232	84,925
Less: Preferred stock	(24,513)	(24,170)
Tangible common equity	$102,719	$60,755

Total assets	$1,498,932	$1,459,821
Less: Goodwill and intangible assets	(71,052)	(72,301)
Tangible assets	$1,427,880	$1,387,520

Common shares outstanding	28,174,076	11,622,893

Tangible equity to tangible assets	8.91%	6.12%
Tangible common equity to tangible assets	7.19%	4.38%
Tangible book value per common share	$3.65	$5.23

	Three months ended
	9/30/2010	6/30/2010

Noninterest expense	$9,684	$10,751
Less: Amortization of intangible assets	(416)	(417)
Less: Loss on and expense of foreclosed property	(185)	(468)
Operating expenses	$9,083	$9,866

	Three months ended
	9/30/2010	6/30/2010

Income before provision for income taxes	$102	$243
Add back: Provision for loan losses	3,618	1,766
Add back: Impairment loss on securities	23	-
Add back: Loss on and expense of foreclosed property	185	(223)
Less: Net gain on sale of securities	(1,204)	(130)
Pre-tax, Pre-provision income	$2,724	$1,656